Exhibit 99.1

NEWS RELEASE
For more information contact:
Investor Relations
St. George, UT 84790
Telephone: (435) 634-3203
Fax: (435) 634-3205

FOR IMMEDIATE RELEASE

SKYWEST, INC. APPOINTS NEW DIRECTORS

ST. GEORGE, UTAH, Oct. 1, 2013 — SkyWest, Inc. (“SkyWest”) (NASD:SKYW) today announced the appointment of Ronald J. Mittelstaedt and Keith E. Smith to the Board of Directors of SkyWest, Inc. and its subsidiaries, SkyWest Airlines, Inc. and ExpressJet Airlines, Inc., effective Oct. 1, 2013.

Mittelstaedt is Chairman and CEO of Waste Connections Inc., a company he founded in 1997 and took public the following year. Under Mittelstaedt’s leadership, Waste Connections has become the third largest company in the North American solid waste and recycling industry, employing more than 7,000 nationwide. Mittelstaedt also established the RDM Positive Impact foundation in 2004 to improve the lives of underprivileged and at-risk children. Prior to his career in waste management, he spent three years in the air freight industry.

Mittelstaedt holds a bachelor’s degree in Business Economics and Finance from the University of California — Santa Barbara. He currently serves as Chairman of the Board for Waste Connections Inc. and as board member of Pride Industries.

Smith is President, CEO and Director of Las Vegas-based Boyd Gaming Corporation. Boyd Gaming is one of the nation’s leading casino entertainment companies with 22 operations in eight states and more than 25,000 employees. Smith is an industry veteran with nearly 30 years of gaming experience. He joined Boyd Gaming Corporation in 1990 and held various executive positions before being promoted to COO in 2001. In 2005, Smith was named President and elected to the Company’s Board of Directors and in 2008, he assumed the role of CEO. The Company is publicly traded on the New York Stock Exchange.

Smith holds a bachelor’s degree in Accounting from Arizona State University. He currently serves as Chairman of the Los Angeles Branch of the Federal Reserve Bank of San Francisco. He also served as Chairman of the American Gaming Association, the Nevada Resort Association and Vice Chairman of the Las Vegas Convention and Visitors Authority.

Jerry C. Atkin, Chairman and CEO of SkyWest, Inc., said, “We are pleased to add these leaders to the SkyWest, Inc. Board of Directors. We’re confident that each of their strong backgrounds in capital-intensive businesses, as well as their philosophical alignments with SkyWest’s people-first culture, will provide value to the Board and to all SkyWest, Inc. stakeholders.”

SkyWest is the holding company for two scheduled passenger airline operations and an aircraft leasing company and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations consist of SkyWest Airlines, Inc. (“SkyWest Airlines”) also based in St. George, Utah and ExpressJet Airlines, Inc. (“ExpressJet Airlines”) based in Atlanta, Georgia. SkyWest Airlines operates as United Express, Delta Connection, American Eagle and US Airways Express carriers under contractual agreements with United Airlines, Inc. (“United”), Delta Airlines, Inc. (“Delta”), American Airlines, Inc. (“American”) and US Airways, Inc. (“US Airways”). SkyWest Airlines also operates flights for Alaska Airlines under a contractual agreement. ExpressJet Airlines operates as United Express, Delta Connection, and American Eagle carriers under contractual agreements with United, Delta and American. System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 4,200 daily departures and a fleet of approximately 760 regional aircraft. This press release and additional information regarding SkyWest can be accessed at www.skywest.com.